EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-51702) of the Connecticut Water Service, Inc. of our report dated July 16, 2007 relating to the financial statements of the Savings Plan of the Connecticut Water Company, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers, LLP
Stamford, Connecticut
July 11, 2008